Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	November 10, 2009
Senior Vice President
and Treasurer
(310) 481-8484

TYLER H. ROSE PROMOTED TO CHIEF FINANCIAL

OFFICER AT KILROY REALTY CORPORATION

LOS ANGELES, November 10, 2009 – Kilroy Realty Corporation (NYSE: KRC) today announced that Tyler H. Rose, its current senior vice president and treasurer, will be promoted to the position of executive vice president and chief financial officer, effective at the end of the year. Mr. Rose will assume the role from Richard E. Moran Jr., KRC’s current executive vice present and chief financial officer, who will be stepping down after serving in that role since 1997.

Mr. Rose and Mr. Moran both joined KRC in their present roles during the period when the company made its initial public offering, and the two have guided the company’s financial management ever since.

“For more than a decade, KRC and its stockholders have greatly benefited from one of the best financial teams in the real estate industry,” said John B. Kilroy, Jr., the company’s president and chief executive officer. “Dick Moran’s personal leadership, financial acumen and business wisdom have established a high standard of financial management. Tyler Rose has been an integral participant in the development of Kilroy Realty’s financial strategy and capital management throughout its history as a public company, and the Board of Directors and I have the utmost confidence in Tyler’s ability to build on the company’s strong financial position in the decades ahead.”

The company also announced that Michelle Ngo, currently senior director of corporate finance, will be promoted to vice president and treasurer. Ms. Ngo joined Kilroy Realty in 2006 after holding finance positions in the real estate, private equity and investment banking industries.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a Southern California-based real estate investment trust active in the office and industrial property sectors. For over 60 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of Los Angeles, Orange and San Diego counties. At September 30, 2009, the company owned 8.66 million rentable square feet of commercial office space and 3.65 million rentable square feet of industrial space. More information is available at www.kilroyrealty.com.

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